Exhibit 10.4

ACTIVIDENTITY CORPORATION
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of April 23, 2008 (the “Effective Date”) by and between ActivIdentity Corporation, a Delaware corporation (the “Company”), and Grant Evans (the “Employee”).

1.             Position. You will serve as the Chairman and Chief Executive Officer of the Company. You will be responsible for all of the duties normally attributed to the Chief Executive Officer of any company. Your office will be located at the Company’s headquarters at 6623 Dumbarton Circle, Fremont, California. You will report to the Company’s Board of Directors (the “Board of Directors”) and shall perform such duties as the Board of Directors may from time to time require. You will be employed on an at-will basis, which means that you may resign and the Company may terminate your employment or change your job title and duties at any time for any reason or for no reason.

You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required of you pursuant to the terms of this Agreement, and will do so to the reasonable satisfaction of the Board of Directors. During the term of your employment, you further agree that you will devote all of your business time and attention to the business of the Company. The Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice. You will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Board of Directors. You will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. Nothing in this Agreement will prevent you, from accepting speaking or presentation engagements in exchange for honoraria or from serving on boards or charitable organizations, or from owning no more than one percent (1%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange.

2.             Compensation.

a.            Salary. You will be paid a monthly salary of $31,666.67, which is equivalent to $380,000 on an annualized basis. Your salary will be payable twice a month pursuant to the Company’s regular payroll practices (or in the same manner as other employees of the Company), and shall be subject to the usual, required withholding of income and employment taxes. Your annual salary of $380,000, together with any increases thereto, shall be referred to as your “Base Salary.” Base Salary will be subject to annual review by the Compensation Committee of the Board of Directors (the “Compensation Committee”).

b.           Bonus. You will be eligible for a target bonus  “Target Bonus”) equivalent to a certain percentage of your Base Salary, which for fiscal 2008 has been set at 80% of your Base Salary, with the potential for payment of up to two times that amount in a given year for extraordinary performance (the actual bonus amount for fiscal 2008 is expected to be pro rated for a partial year). Your Target Bonus percentage, the performance goals and objectives that your Target Bonus will be based upon and ultimate determination of the Target Bonus payment you receive will be determined by the Compensation Committee.

c.            Equity Awards. On the Effective Date, you will be awarded the two stock options described below, each to purchase up to one million shares of Company common stock each (i.e., a total of two million shares). The options will be exercisable at a price per share equal to the closing price of the Company’s common stock on the grant date, as reported on the Nasdaq Global Market, and the options will be granted outside of the Company’s stockholder-approved equity compensation plans as an “inducement award,” but will be subject to the terms and conditions of the Company’s 2004 Equity Incentive Plan as if granted thereunder.

(i)            The first option (the “First Option”) will vest with respect to one-quarter of the underlying shares on the first anniversary of the grant date and then with respect to the remaining shares monthly thereafter over the next three years so that it is fully vested on the fourth anniversary of the grant date. The First Option will vest immediately if, following a Change of Control (defined below), you are removed as either the Chairman or Chief Executive Officer and such removal is other than for Cause (defined below).

(ii)           The second option (the “Second Option”) will vest only in the event that the Company’s average closing price of its common stock over a 90-day period, as reported on the Nasdaq Global Market, is equal to or greater than $4.50 per share (the “Stock Target”). Once the Stock Target has been satisfied, the Second Option will vest immediately with respect to 500,000 shares and will then vest with respect to the remaining shares monthly thereafter over the next 12 months, provided that you continue to provide service to the Company during that time. If the Stock Target is not achieved by the fourth anniversary of the grant date, then the Second Option will be forfeited in its entirety. The Second Option will vest immediately if, following a Change of Control (defined below), you are removed as either the Chairman or Chief Executive Officer and such removal is other than for Cause (defined below).

(iii)          Both options will have a seven-year term and will be treated as non-qualified under the Internal Revenue Code.

3.             Employee Benefits. You will be eligible to participate in the employee benefits plan currently and hereafter maintained by the Company of general applicability to other senior executives of the Company, including the Company group health insurance, dental insurance and 401(k) plans. The Company reserves the right to cancel or change the employee benefit plans and programs it offers to its employees at any time. You will be given a copy of, and must abide by, the Company’s employee handbook and employee benefit plan documents which will describe more fully these and other benefits of your employment, as well as the personal policies and procedures which apply to employment with the Company.

4.             Expense Reimbursement. You will be entitled to reimbursement of all reasonable and properly documented expenses incurred by you in the performance of your duties, in accordance with the Company’s policies and procedures.

5.             Severance. In the absence of a Change of Control, if your employment with the Company is terminated by the Company without “Cause” (as defined below) or you resign your employment for “Good Reason” (as defined below), then you shall be entitled to receive the following severance benefits:

a.            You will receive 12 months’ Base Salary, plus the Target Bonus for that year, less applicable withholding taxes (the “Severance Payment”).

b.           The same level of health (i.e. medical and dental) coverage and benefits as in effect for you on the day immediately preceding the day of termination of employment; provided however, that (i) you constitute a qualified beneficiary, as defined in Section 4980B(g)(l) of the Internal Revenue Code of 1986, as amended (the “Code”); and (ii) you elect continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA. The Company shall continue to provide you with such health coverage until the earlier of (i) the date you are no longer eligible to receive continuation coverage pursuant to COBRA, or (ii) 12 months from termination date.

c.            Partial acceleration of the vesting of the First Option such that it vests with respect to an additional 250,000 shares as of the date of termination.

The Severance Payment will be paid as a single lump sum upon termination. Payment by the Company of any of the foregoing severance benefits is conditioned upon your resignation from the Board of Directors and your execution of a general release in the form of the Settlement Agreement and Release attached hereto as Exhibit A (the “Release”) no later than 21 days of your termination date.

6.             Change of Control Termination. If there is a “Change of Control” (as defined below) and within one year following the Change of Control, the Company or successor corporation terminates your employment without “Cause” (as defined below) or you resign your employment for “Good Reason” (as defined below), then you shall be entitled to receive the following severance benefits:

a.            You will receive 18 months’ Base Salary, plus the Target Bonus for that year, less applicable withholding taxes (the “Change of Control Severance Payment”).

b.           The same level of health (i.e. medical and dental) coverage and benefits as in effect for you on the day immediately preceding the day of termination of employment; provided however, that (i) you constitute a qualified beneficiary, as defined in Section 4980B(g)(l) of the Code; and (ii) you elect continuation coverage pursuant to COBRA, within the time period prescribed pursuant to COBRA. The Company shall continue to provide you with such health coverage until the earlier of (i) the date you are no longer eligible to receive continuation coverage pursuant to COBRA, or (ii) 12 months from termination date.

c.            Accelerated vesting of both the First Option and the Second Option such that they are fully vested and immediately exercisable upon termination.

The Change of Control Severance Payment will be paid as a single lump sum upon termination. Payment by the Company of any of the foregoing severance benefits is conditioned upon your resignation from the Board of Directors and your execution and delivery of the Release no later than 21 days of your termination date.

7.             Confidential Information and Invention Assignment Agreement. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s Proprietary Information and Inventions Agreement (the “Confidentiality Agreement”) a copy of which is enclosed for your review and execution.

8.             Confidentiality of Terms. You agree to follow the Company’s strict policy that employees must not disclose, either directly or indirectly, any information, including any of the terms of this Agreement, regarding salary, bonuses, or stock purchases or options to any person, including other employees of the Company; provided, however, that you may discuss such terms with members of your immediate family and any legal, tax or accounting specialists who provide you with individual legal, tax or accounting advice subject to their agreement to maintain the information in confidence.

9.             Certain Definitions.

a.            “Good Reason.” As used in this Agreement, a resignation for “Good Reason” will occur if you comply with the Good Reason Process and resign your employment as a result of (a) a material reduction without Cause in your primary duties and responsibilities as Chief Executive Officer, or (b) a reduction without Cause by more than fifteen percent (15%) in your starting Base Salary, or (c) a relocation to an office or location that is more than 50 miles from the office you were originally hired to work for the Company. “Good Reason Process” shall mean that (1) you reasonably determine in good faith that a “Good Reason” condition has occurred; (2) you notify the Company in writing of the occurrence of the Good Reason condition within 60 days of the occurrence of such condition; (3) you cooperate in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (4) notwithstanding such efforts, the Good Reason condition continues to exist; and (5) you terminate your employment within 60 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

b.                                  “Cause.” As used in this Agreement, “Cause” shall mean any of the following:

(i)                                     Failure to Perform Duties. You continue to fail to perform your duties for the Company after a written demand for performance has been delivered to you by the Board of Directors that identities with reasonable specificity how you have failed to perform;

(ii)                                  Adverse Conduct. You are convicted of, plea “guilty” or “no contest” to a felony offense or any unlawful act which would be materially detrimental to the reputation of the Company, or commit a material act of dishonesty, fraud, embezzlement, misappropriation or financial dishonesty against the Company; or

(iii)                               Breach Agreement or Policy. You materially breach this Agreement, the Proprietary Information and Inventions Agreement, or any other material written agreement between you and the Company or you materially breach or violate any lawful material employment policy of the Company, including those prohibiting harassment of another employee.

c.                                   “Change of Control.” As used in this Agreement, “Change of Control” shall mean (i) the sale of all or substantially all of the assets of the Company to a non-affiliate, (ii) any merger or consolidation of the Company with or into another corporation or other transaction in each case in which the holders of more than 50% of the shares of capital stock of the Company outstanding immediately prior to such transaction do not continue to hold (either by the voting securities remaining outstanding or by their being converted into voting securities of the surviving entity) 50% or more of the total voting power represented by the voting securities of the surviving entity outstanding immediately after such transaction or (iii) as a result of, or in connection with, a contested election of directors of Board of Directors of the Company, the persons who were directors of the Company immediately prior to the election cease to constitute a majority of the Board of Directors. For further clarification, a reorganization or similar transaction among the Company and/or its affiliates shall not be deemed to constitute a Change of Control.

10.                                 Applicable Law; Severability. This Agreement shall be governed by the laws of the State of California, without reference to rules relating to conflicts of law. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision.

11.                                 Successors and Assigns. This Agreement shall be binding upon the Company’s successors and assigns and upon your heirs, executors, administrators, estate, successors and assigns. For all purposes under this Agreement, the term “Company” shall include any affiliates of the Company and any successor to the Company’s business and/or assets, which becomes bound by this Agreement. You may not assign this Agreement.

12.                                 No Inconsistent Obligations. By signing this Agreement and accepting this offer of employment, you represent and warrant to the Company that you are under no obligations or commitments, whether contractual or otherwise, that are inconsistent with your obligations set forth in this Agreement. You also represent and warrant that you will not use or disclose, in connection with your employment by the Company, any trade secrets or other proprietary information or intellectual property in which you or any other person has any right, title, or interest and that your employment by the Company as contemplated by this Agreement will not infringe upon or violate the rights of any other person or entity. You represent and warrant to the Company that you have returned all property and confidential information belonging to any prior employers.

13.                                 Section 409A.

a.                                   Anything in this Agreement to the contrary notwithstanding, if at the time of your separation from service within the meaning of Section 409A of the Code, the Company determines that you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you become entitled to under this Agreement would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409 A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after your separation from service, or (B) your death. The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A- l(h).

b.                                  You and the Company intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. You and the Company agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

c.                                   The Company makes no representation or warranty and shall have no liability to you or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

14.                                 Entire Agreement. This Agreement together with the Confidentiality Agreement, sets forth the full and complete agreement between the Company and you regarding the subject matter hereof and supersedes any and all prior representations or agreements between you and the Company, if any, whether written or oral. This Agreement may not be modified or amended except by a written agreement, signed by you and a member of the Board of Directors. No failure on the part of the Company or you to exercise any power, right or privilege or remedy under this Agreement, and no delay on the part of the Company or you in such exercise shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other further exercise thereof or any other power, right, privilege or remedy. Any waiver must be in writing and executed by the parties. The captions contained in this Agreement are for convenience only and shall not be considered part of this Agreement.

DATED: April 23, 2008	ActivIdentity Corporation

	By:	/s/ David Wright
	Name:	David Wright
	Title:	Compensation Committee Chairman

DATED: April 23, 2008	Grant Evans

/s/ Grant Evans
(Signature)